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                        ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF INCOME
                        FOR THE PERIOD ENDED DECEMBER 31, 1999



                                         Three Months EndYear To Date Ended
                                         December 31, 199December 31, 1999


OPERATING REVENUES:                               $0          $3,013,109
   Residential                                     0             (81,368)
   Commercial                                      0          (1,480,199)
   Industrial                                      0                   3
   Wholesale and Other                             0           1,451,545
      Total Operating Revenues

OPERATING EXPENSES:
  Power costs:
      Purchased Power                              0           1,247,941
  Customer Accounting & Services           2,072,118           2,373,671
  Administrative & General                    44,537             311,747
      Total Operation & Maintenance        2,116,655           3,933,359

   Depreciation
   Taxes other than income taxes                   0              64,603
   Federal and state income taxes           (740,830)           (845,911)
              Total Operating Expenses     1,375,825           3,152,051
              Operating Income            (1,375,825)         (1,700,506)

Other Income, Net                             28,200              36,627

Interest Charges                                   0              28,169


Net Income                               ($1,347,625)        ($1,692,048)